Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of October, 2013, (the “Effective Date”) by and among MetroCorp Bancshares, Inc. (“MetroCorp”), MetroBank, National Association (the “Bank”), and David Tai (“Employee”).

WHEREAS, Employee is currently employed by the Bank, a national banking association and wholly owned subsidiary of MetroCorp;

WHEREAS, all references to the Bank in this Agreement include any entity that is a successor to the Bank as a result of a Change in Control, as defined below;

WHEREAS, in a letter dated February 14, 2005, the Bank provided Employee with a change in control letter agreement (the “Letter Agreement”); and,

WHEREAS, this Agreement amends, restates and supersedes the Letter Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1. At-Will Employment. In executing this Agreement, Employee acknowledges Employee’s understanding that Employee’s employment with the Bank is at-will, and that there is no contract regarding the terms or the duration of Employee’s employment. As an at-will employee, Employee is free to terminate his employment at any time, with or without cause or advance notice. Likewise, the Bank has the right to terminate Employee’s employment at any time, with or without cause or advance notice.

2. Duty of Loyalty and Standard of Care. Employee agrees to work diligently, efficiently and to the best of Employee’s ability, devoting his full business time and attention to the performance of his employment duties and responsibilities hereunder, all for the purpose of advancing the Bank’s business. Employee will not, during his employment with the Bank, render services of a business or commercial nature to any person or entity other than the Bank, whether it be for compensation or otherwise, without the prior written approval of the Bank. Provided, however, Employee may engage in outside professional, civic, charitable and personal activities which do not materially interfere with the performance of Employee’s duties and responsibilities under this Agreement.

3. Change in Control. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following: (i) MetroCorp shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of MetroCorp), (ii) MetroCorp’s subsidiary bank is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of MetroCorp; (iii) MetroCorp sells, leases or exchanges all or substantially all of its assets to any other person or entity (other than a wholly owned subsidiary of MetroCorp), (iv) MetroCorp is to be dissolved and liquidated, (v) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of MetroCorp’s voting stock (based upon voting power), or (vi) as a result of or in connection with a contested election of directors, the persons who were directors of MetroCorp before such election shall cease to constitute a majority of the board of directors of MetroCorp.

4. Change in Control Payment. Except in the case of (i) Employee’s voluntary resignation without Good Reason (as defined below) prior to March 31, 2015 or (ii) the Bank’s termination of Employee’s employment for Cause (as defined below) prior to March 31, 2015, upon Employee’s termination of employment with the Bank following a Change in Control, the Bank will pay Employee (or Employee’s estate in the event of Employee’s death) one and one-half (1.5) times Employee’s base salary with the Bank in effect immediately prior to such termination of employment, minus applicable taxes and withholdings (the “Change in Control Payment”), in one lump sum. Subject to Section 8(a), the Change in Control Payment shall be paid within thirty (30) days after the date of termination of Employee’s employment; provided that Employee shall have no right to designate the calendar year in which such payment shall be made. Employee shall be entitled to only one Change in Control Payment under this Agreement (i.e., in the event Employee receives a Change in Control payment and a second Change in Control occurs, Employee shall not be eligible for another Change in Control payment). In the event of Employee’s voluntary resignation without Good Reason or the Bank’s termination of Employee’s employment for Cause, in either case prior to March 31, 2015, Employee shall not be entitled to the Change in Control Payment. On or after March 31, 2015, the Change in Control Payment will be made upon the termination of Employee’s employment for any reason.

(a) “Good Reason” means a diminution of Employee’s pay in effect immediately prior to the Change in Control, or transfer of Employee’s office to a location that is more than forty (40) miles from Employee’s office location immediately prior to the Change in Control.

(b) “Cause” means Employee’s (i) willful, material misconduct or violation of the Bank’s written policies or (ii) willful, substantial failure to perform Employee’s duties after a written demand for substantial performance, which specially identifies the manner in which the Bank asserts Employee has not performed, is delivered to Employee by the Bank and thirty (30) days has passed since delivery of such written demand and Employee has not remedied the substantial failure to perform Employee’s duties.

5. Non-Disclosure of Confidential Information. Employee agrees that Employee will not, for or on behalf of himself or any other person or entity, use or disclose to any other party, directly or indirectly, for Employee’s own benefit or the benefit of such other person or entity or to the detriment of MetroCorp, the Bank or any of their past or present subsidiaries or affiliates, any Confidential Information belonging to MetroCorp, the Bank, or any of their past or present subsidiaries or affiliates. “Confidential Information” means information of MetroCorp, the Bank, or any of their past or present subsidiaries or affiliates that is non-public, proprietary, and confidential in nature, including but not limited to customer information, analyses, studies, plans, financial data, technology, programs, flow charts, information regarding products, techniques, methods, projects, strategies or any other business information or plans.

6. Choice of Law and Forum. This Agreement, and any disputes arising out of this Agreement, will be governed by and construed in accordance with the laws of the State of Texas,

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without regard to the conflict of law principles of such State. The parties will submit to the exclusive jurisdiction of the federal and state courts that have jurisdiction over Harris County, Texas for all purposes relating to the validity, interpretation or enforcement of this Agreement. Any legal action arising out of this Agreement must be brought in the federal or state courts located in Harris County, Texas.

7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Bank.

8. Section 409A Compliance.

(a) Notwithstanding anything herein to the contrary, to the extent the Change in Control Payment constitutes “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then the following conditions apply to the payment of such amount:

(i)	any termination of Employee’s employment triggering payment of the Change in Control Payment must constitute a “separation from service” under Code Section 409A(a)(2)(A)(i) and Treas. Reg. §1.409A-1(h) before payment of the Change in Control Payment can be made. To the extent that the termination of Employee’s employment does not constitute a separation of service under Code Section 409A(a)(2)(A)(i) and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Bank at the time Employee’s employment terminates), payment of the Change in Control Payment shall be delayed until the date of a subsequent event (or paid upon an earlier event) constituting a separation of service under Code Section 409A(a)(2)(A)(i) and Treas. Reg. §1.409A-1(h). For purposes of clarification, this section shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs;

(ii)	if Employee is a “specified employee” (as that term is used in Code Section 409A and regulations and other guidance issued thereunder) on the date Employee’s separation from service becomes effective, payment of the Change in Control Payment shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date Employee’s separation from service becomes effective, and (B) the date of Employee’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Code Section 409A. On the earlier of (A) the business day following the six-month anniversary of the date Employee’s separation from service becomes effective, and (B) the date of Employee’s death, the Bank shall pay Employee (or, if applicable, his estate) in a lump sum the Change in Control Payment; and

(iii)	neither the Bank nor Employee shall have the right to accelerate or defer the payment of the Change in Control Payment except to the extent

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specifically permitted or required by Code Section 409A, and Employee shall have no right to designate the calendar year in which the Change in Control Payment is paid.

(b) Notwithstanding any provision of this Agreement to the contrary, to the extent that any payment under the terms of this Agreement would constitute an impermissible acceleration of payments under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, such payments shall be made no earlier than at such times allowed under Code Section 409A.

(c) If any provision of this Agreement would cause Employee to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Bank may reform such provision; provided that it will (i) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Code Section 409A and (ii) notify and consult with Employee regarding such amendments or modifications prior to the effective date of any such change.

9. Entire Agreement, Modification and Waiver. Excepting only any other confidentiality agreements that bind Employee, this Agreement contains the entire agreement of the parties and supersedes all promises, understandings or agreements, either oral or written, between the parties, regarding the subject matter hereof, including, without limitation the Letter Agreement, and may not be modified except in writing and signed by the parties. One party’s waiver of the other party’s breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision by such party.

10. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of any other provisions of this Agreement and the remaining provisions of this Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have hereunto signed this Agreement as of the day and year first above written.

EMPLOYEE		METROCORP BANCSHARES, INC.

By:	/s/ David Tai	By:	/s/ George M. Lee
	Name: David Tai		Name:	George M. Lee
			Title:	Co-Chairman, Chief Executive Officer and President

METROBANK, NATIONAL ASSOCIATION

By:	/s/ George M. Lee
	Name:	George M. Lee
	Title:	Co-Chairman and Chief Executive Officer

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